Exhibit 99.1

FORM OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A

MEETING

This Written Consent is solicited by the board of directors of LVB Acquisition, Inc.

Please return this consent no later than 12:00 noon, New York City time, on [—], 2014, which is the date that LVB Acquisition, Inc. has set as the targeted final date for the receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposals as you indicate below. Any written consent returned without indicating a decision on any of the proposals set forth below will be voted to APPROVE the proposal(s) with regard to which a decision is not indicated.

The undersigned, being a holder of record of common stock, par value $0.01 per share, of LVB Acquisition, Inc., a Delaware corporation on September 19, 2014, acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby with respect to all of the aforementioned shares of common stock of LVB Acquisition, Inc. that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-198380) of Zimmer Holdings, Inc., a Delaware corporation, and which more fully describes the proposals below.

1.	RESOLVED, that the stockholders of LVB Acquisition, Inc. approve the merger of Owl Merger Sub, Inc. with and into LVB Acquisition, Inc., with LVB Acquisition, Inc. continuing as the surviving corporation and an indirect wholly owned subsidiary of Zimmer Holdings, Inc. (the “Merger”), and adopt and approve the Agreement and Plan of Merger among Zimmer Holdings, Inc., Owl Merger Sub, Inc. and LVB Acquisition, Inc., dated as of April 24, 2014, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	RESOLVED, that the stockholders of LVB Acquisition, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S–K in the Golden Parachute Compensation table and the related narrative disclosures.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to LVB Acquisition, Inc. by faxing your written consent to LVB Acquisition, Inc., Attention: Secretary, at (574) 372-1960, by emailing a .pdf copy of your written consent to Stockholder_Information@biomet.com or by mailing your written consent to LVB Acquisition, Inc. at 56 East Bell Drive, Warsaw, Indiana 46582, Attention: Secretary.

IF AN INDIVIDUAL: By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)	IF AN ENTITY: (please print or type complete name of entity) By: (duly authorized signature) Name: (please print or type full name) Title: (please print or type full title)

Date: , 2014	Date: , 2014